Exhibit 10.2

SEPARATION AGREEMENT

BY AND BETWEEN

RENTECH NITROGEN PARTNERS, L.P.,

RENTECH NITROGEN GP, LLC

AND

RENTECH NITROGEN PASADENA HOLDINGS, LLC

DATED AS OF MARCH 14, 2016

TABLE OF CONTENTS

Article I. DEFINITIONS		1

Article II. THE SEPARATION		8

2.1	Transfer of Assets and Assumption of Liabilities	8
2.2	Transferred Assets	9
2.3	Assumed Liabilities	10
2.4	Approvals and Notifications	10
2.5	Novation of Assumed Liabilities	12
2.6	Novation of Partnership Liabilities	12
2.7	Termination of Agreements	13
2.8	Bank Accounts	13
2.9	Disclaimer of Representations and Warranties	14

Article III. DISPUTE RESOLUTION		14

3.1	Arbitration	14
3.2	Confidentiality	15

Article IV. MUTUAL RELEASES; INDEMNIFICATION		15

4.1	Regardless of Fault	15
4.2	Intention of Parties	15
4.3	Release of Pre-Separation Claims	15
4.4	Indemnification by Pasadena Holdings	17
4.5	Indemnification by Partnership	18
4.6	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	19
4.7	Procedures for Indemnification of Third-Party Claims	19
4.8	Additional Matters	20
4.9	Remedies Cumulative	21
4.10	Survival of Indemnitees	21
4.11	No Impact on Third Parties	21
4.12	No Cross-Claims or Third-Party Claims	21
4.13	Severability	21

Article V. INSURANCE MATTERS		21

5.1	Insurance Matters	21

Article VI. EXCHANGE OF INFORMATION; CONFIDENTIALITY		22

6.1	Agreement for Exchange of Information	22
6.2	Ownership of Information	22
6.3	Compensation for Providing Information	22
6.4	Record Retention	22
6.5	Production of Witnesses; Records; Cooperation	22
6.6	Confidentiality	23
6.7	Protective Arrangements	23

Article VII. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		23

7.1	Further Assurances	23
7.2	Performance	24

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7.3	Conflicts with and between Ancillary Agreements	24
7.4	Attorney Client Privilege	24
7.5	Tax Matters	24

Article VIII. MISCELLANEOUS		25

8.1	Counterparts; Entire Agreement; Corporate Power	25
8.2	Governing Law; Waiver of Trial by Jury	25
8.3	Assignability	25
8.4	Third-Party Beneficiaries	26
8.5	Notices	26
8.6	Severability	26
8.7	Force Majeure	27
8.8	Expenses	27
8.9	Late Payments	27
8.10	Headings	27
8.11	Survival of Covenants	27
8.12	Waivers of Default	27
8.13	Specific Performance	27
8.14	Amendments	27
8.15	Interpretation	27
8.16	Limitations of Liability	28

Schedule 1.1	Pasadena Balance Sheet

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT, made and entered into effective as of March 14, 2016 (this “Agreement”), is by and between Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”), Rentech Nitrogen GP, LLC, a Delaware limited liability company (“Partnership GP”), and Rentech Nitrogen Pasadena Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Partnership (“Pasadena Holdings”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, following the execution and delivery of this Agreement, Partnership, Pasadena Holdings, Rentech, Inc. (“Rentech”) and Pasadena International Commodities, LLC (“Pasadena Buyer”) will enter into a Membership Interest Purchase Agreement dated as of the date hereof (such agreement as it may be amended from time to time, the “Purchase Agreement”), pursuant to which Pasadena Buyer will purchase all of the limited liability company interests in Pasadena Holdings in accordance with the terms and conditions set forth therein;

WHEREAS, in furtherance of the foregoing, the Partnership Board determined that it is appropriate and desirable for Partnership and its applicable Subsidiaries to transfer the Transferred Assets to Pasadena Holdings and Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company (“Pasadena” and, collectively with Pasadena Holdings, the “Pasadena Entities”), and for the Pasadena Entities to assume or retain, as applicable, the Assumed Liabilities in each case as more fully described in this Agreement and the Ancillary Agreements (the “Separation”); and

WHEREAS, each of the Parties has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation (to the extent not previously completed prior to the date hereof) and certain other agreements that will govern certain matters relating to the Separation and the relationship of Partnership, Partnership GP, Pasadena Holdings and their respective Subsidiaries, following the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 3.1(b).

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 3.1(b).

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. From and after the Separation Date, (a) no Pasadena Group member shall be deemed to be an Affiliate of any Partnership Group member and (b) no Partnership Group member shall be deemed to be an Affiliate of any Pasadena Group member.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Services Agreements and the Transfer Documents.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all Records;

(b) all apparatus, IT Equipment, fixtures, machinery, furniture, office and other equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, tubing, pumps, motors, machinery, rods, tanks, boilers, structures, materials and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including buildings, fixtures and easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, including interests in and rights with respect to all leases, subleases, licenses, easements, rights-of-way or other similar surface interests, or other occupancy or similar agreements granting surface use or surface occupancy rights;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person, and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g) all letters of credit, deposits, performance bonds and other surety bonds;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties;

(i) all Intellectual Property;

(j) all Software;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset described in (a) through (l) and (n) through (p) hereof, including, to the extent transferrable, all rights against Third Parties with respect to indemnification, and all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority and any pending applications therefor;

(o) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assigned Pasadena Contracts” means all contracts, agreements and instruments to which Partnership or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case immediately prior to the Separation Date, that relate exclusively to the Pasadena Business (except for any such contract or agreement that is contemplated to be retained by Partnership or any Partnership Group member pursuant to any provision of this Agreement or any Ancillary Agreement (each, a “Partnership Contract”)).

“Assumed Actions” means those Actions that are primarily related to the Pasadena Business.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 6.6(a).

“Disclosing Party” shall have the meaning set forth in Section 6.6(a).

“Dispute” shall have the meaning set forth in Section 3.1(a).

“Environmental Law” means any Law pertaining to (a) the protection of, or prevention of harm to, the environment or natural resources, (b) exposure or the generation, use, handling, transportation, treatment, storage, management, presence, disposal or arrangement for disposal, Release, or threatened Release of Hazardous Materials, (c) the prevention of pollution, remediation of contamination, or restoration of environmental quality, or (d) occupational health or workplace safety.

“Environmental Liabilities” means all Liabilities, environmental response costs (including all removal, remediation or cleanup costs, investigatory costs, monitoring costs, and response costs with respect to Hazardous Materials), damages (including natural resources damages, property damages and personal injury damages) and costs of compliance (including with respect to any product take back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) relating to, arising out of or resulting from any order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of non-compliance with or any violation of, or obligation under, any Environmental Laws, or pursuant to any demand, action, claim, dispute, suit, countersuit, settlement, arbitration, formal inquiry, subpoena, investigation, proceeding or other legal determination of liability by a Governmental Authority or any other Person with respect to Hazardous Materials (including any exposure to Hazardous Materials), Environmental Law or contract or agreement relating to environmental, health or safety matters.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Pasadena Group or the Partnership Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release, contaminant or words of similar meaning or import that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, oil and gas exploration and production wastes, natural gas, condensate or any components, fractions or derivatives thereof, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, naturally occurring radioactive materials, radon gas, radioactive substances, and chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.6(a).

“Indemnitee” shall have the meaning set forth in Section 4.6(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.6(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, memos, and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (a) received by an insured (or its successor-in-interest) from an insurance carrier or (b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any reasonable, out of pocket, costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer in respect of any reinsurance arrangement with respect to the insurance issued by such captive insurer.

“Intellectual Property” means any and all proprietary and intellectual property rights whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction or provided by international treaties or convention, including: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing; (b) trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names, uniform resource locaters, and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, and all reissues, extensions and renewals of any of the foregoing; (c) copyrights, moral rights, mask work rights, database rights, other rights in works of authorship, and all registrations and applications for registration of any of the foregoing; and (d) trade secrets, know how, and rights in confidential and proprietary information, including invention disclosures, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“IT Equipment” means all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunication assets, and other information technology-related equipment.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities (including Environmental Liabilities), responsibilities, remediation, deficiencies, reimbursement obligations in respect of letters of credit, fines, settlements, sanctions, Taxes, interest, obligations and Losses, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means actual losses, costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Partnership” shall have the meaning set forth in the Preamble.

“Partnership Accounts” shall have the meaning set forth in Section 2.8(a).

“Partnership Assets” shall have the meaning set forth in Section 2.2(b).

“Partnership Business” means the business of Partnership and its Subsidiaries as conducted at any point in time prior to the Separation Date, other than the Pasadena Business.

“Partnership Contract” shall have the meaning set forth in the definition of Assigned Pasadena Contracts.

“Partnership GP” shall have the meaning set forth in the Preamble.

“Partnership Group” means (a) prior to the Separation Date, Partnership, Partnership GP and each Subsidiary of Partnership and Partnership GP other than the Pasadena Entities and (b) after the Separation Date, (i) Partnership and Partnership GP, (ii) each Affiliate of Partnership controlled by Partnership or Partnership GP immediately after the Separation Date and (iii) each other entity that becomes a Subsidiary of Partnership or Partnership GP at any time following the Separation Date for so long as such entity is a Subsidiary of Partnership or Partnership GP; provided that, from and after the Separation Date, each Pasadena Group member will be deemed not to be a Partnership Group member.

“Partnership Indemnitees” shall have the meaning set forth in Section 4.4.

“Partnership Liabilities” shall have the meaning set forth in Section 2.3(b).

“Partnership Third-Party Claim” shall mean any claim or commencement of any Action by any Person (including any Governmental Authority) other than a Partnership Group member.

“Partnership Transfer Documents” shall have the meaning set forth in Section 2.1(c).

“Parties” means Pasadena Holdings, Partnership and Partnership GP.

“Pasadena” shall have the meaning set forth in the Recitals.

“Pasadena Accounts” shall have the meaning set forth in Section 2.8(a).

“Pasadena Balance Sheet” means the unaudited consolidated balance sheet of the Pasadena Group, including the notes thereto, as of January 31, 2016, attached as Schedule 1.1 hereto.

“Pasadena Business” means the business of (a) owning, operating, and maintaining the Pasadena Facility, (b) the procurement of feedstocks for and the marketing and sale of products produced by the Pasadena Facility, and (c) such other items as reflected in Partnership’s Pasadena Segment.

“Pasadena Buyer” shall have the meaning set forth in the Recitals.

“Pasadena Facility” means Pasadena’s facility on the Houston Ship Channel that produces primarily ammonium sulfate.

“Pasadena Segment” means the Pasadena segment of Partnership described in Partnership’s Annual Report on Form 10-K for the period ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which relates to the operations of the Pasadena Facility.

“Pasadena Entities” shall have the meaning set forth in the Recitals.

“Pasadena Group” means (a) prior to the Separation Date, the Pasadena Entities and (b) after the Separation Date, (i) the Pasadena Entities, (ii) each Subsidiary of Pasadena Holdings immediately after the Separation Date, (b) each Affiliate of Pasadena Holdings controlled by Pasadena Holdings immediately after the Separation Date and (c) each other entity that becomes a Subsidiary of Pasadena Holdings at any time following the Separation Date for so long as such entity is a Subsidiary of Pasadena Holdings.

“Pasadena Holdings” shall have the meaning set forth in the Preamble.

“Pasadena Indemnitees” shall have the meaning set forth in Section 4.5.

“Pasadena Third-Party Claim” means any claim or commencement of any Action by any Person (including any Governmental Authority) other than a Pasadena Group member.

“Pasadena Transfer Documents” shall have the meaning set forth in Section 2.1(d).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the rate which JPMorgan Chase Bank (or any successor thereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” shall have the meaning set forth in Section 6.1.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Records” means all corporate, operational, accounting and other books and records, files, data, correspondence, studies, surveys, reports, sales contract files, processing files, and other data (in each case whether in written or electronic format).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing of Hazardous Materials into or through the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, managers, consultants, advisors, accountants, attorneys or other representatives.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Date” means the date and time at which the Separation occurs.

“Services Agreements” means (a) the Transition Services Agreement, dated as of the date hereof, between Rentech and Pasadena Buyer and (b) the Transition Services Agreement, dated as of the date hereof, between Partnership and Pasadena Buyer.

“Software” means any and all (a) computer programs, including the tangible media on which it is recorded (in any form), and any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, together with all translations, adaptations, modifications, derivations, combinations or derivative works thereof, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” or “subsidiary” means, with respect to any Person, any Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means (a) any taxes, charges, fees, levies, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including all net income, gross income, gross receipts, net proceeds, alternative or add on minimum, sales, use, ad valorem, value added, turnover, goods and services, capital, transfer, registration, franchise, profits, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, employer health, fuel, excess profits, premium, windfall profit, excise, estimated, severance, stamp, occupation, property, personal property (tangible and intangible), leasing, lease, user, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest, penalties, or additions thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member for any period of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local law; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Third Party” means any Person (including any Governmental Authority) other than a Group member.

“Third-Party Claim” means a Pasadena Third-Party Claim or a Partnership Third-Party Claim.

“Third-Party Proceeds” shall have the meaning set forth in Section 4.6(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(d).

“Transferred Assets” shall have the meaning set forth in Section 2.2(a).

“Unreleased Partnership Liability” shall have the meaning set forth in Section 2.6(b).

“Unreleased Pasadena Liability” shall have the meaning set forth in Section 2.5(b).

ARTICLE II.

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, (i) and except for where the assignment, transfer or conveyance of any Transferred Assets from a Partnership Group member to a Pasadena Group member would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation that have not been obtained or made by the Separation Date, to the extent that any Transferred Assets are held by a Partnership Group member as of the Separation Date, then from and after the Separation Date, the applicable Partnership Group member hereby assigns and Pasadena Holdings accepts such assignment of the Partnership Group member’s right, title and interest in such Transferred Assets and (ii) and except for where the assignment, transfer or conveyance of any Partnership Assets from a Pasadena Group member to any Partnership Group member would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation that have not been obtained or made by the Separation Date, to the extent that any Partnership Assets are held by a Pasadena Group member as of the Separation Date, then from and after the Separation Date, the applicable Pasadena Group members hereby assign and the Partnership hereby accepts such assignment of such Pasadena Group member’s right, title and interest in such Partnership Assets.

(b) Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, (i) and except for where the assumption by Pasadena Holdings of any Assumed Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation that have not been obtained or made by the Separation Date, to the extent that the Partnership Group has any Assumed Liabilities as of the Separation Date, then from and after the Separation Date, Pasadena Holdings shall and hereby does, accept, assume and agree faithfully to perform, discharge and fulfill all such Assumed Liabilities in accordance with their respective terms and (ii) and except for where the assumption by Partnership of any Partnership Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation that have not been obtained or made by the Separation Date, to the extent that the Pasadena Group has any Partnership Liabilities as of the Separation Date, then from and after the Separation Date, Partnership shall and hereby does, accept, assume and agree faithfully to perform, discharge and fulfill all such Partnership Liabilities in accordance with their respective terms.

(c) In furtherance of the assignment, transfer and conveyance of the Transferred Assets and the assumption of the Assumed Liabilities in accordance with Sections 2.1(a) and 2.1(b), on, before and/or as of the date that such Transferred Assets are assigned, transferred or conveyed or such Assumed Liabilities are assumed (i) Partnership and Partnership GP shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Partnership GP’s and Partnership’s and their respective Subsidiaries’ (other than Pasadena Group members) right, title and interest in and to the Transferred Assets to the Pasadena Group members, and (ii) Pasadena Holdings shall execute and deliver, and shall cause the Pasadena Group members to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Liabilities. All of the foregoing documents contemplated by this Section 2.1(c) (whether executed on, prior to or after the Separation Date in contemplation of the Separation) shall be referred to collectively herein as the “Partnership Transfer Documents.”

(d) In furtherance of the assignment, transfer and conveyance of Partnership Assets and the assumption of Partnership Liabilities set forth in Sections 2.1(a) and 2.1(b), on, before and/or as of the date that such

Partnership Assets are assigned, transferred or conveyed or such Partnership Liabilities are assumed: (i) Pasadena Holdings shall execute and deliver, and shall cause the Pasadena Group members to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts (including partial assignments) and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Pasadena Group members’ right, title and interest in and to the Partnership Assets to the Partnership Group members, and (ii) Partnership and Partnership GP shall execute and deliver, and shall cause the Partnership Group members to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Partnership Liabilities. All of the foregoing documents contemplated by this Section 2.1(d) (whether executed on, prior to or after the Separation Date in contemplation of the Separation) shall be referred to collectively herein as the “Pasadena Transfer Documents” and, together with the Partnership Transfer Documents, the “Transfer Documents.”

(e) Each Party hereby waives compliance by each and every Group member with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of Assets hereunder.

2.2 Transferred Assets.

(a) For purposes of this Agreement, “Transferred Assets” means (without duplication):

(i) all Assets that are specifically provided pursuant to the express terms of this Agreement as Assets to be transferred to Pasadena Holdings or any other Pasadena Group member;

(ii) (A) all Assigned Pasadena Contracts and (B) all issued and outstanding equity interests held by Partnership or its Subsidiaries in the Pasadena Entities (other than the equity interests transferred to Pasadena Buyer pursuant to the Purchase Agreement);

(iii) all Assets reflected as assets of Pasadena Holdings or its Subsidiaries on the Pasadena Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Pasadena Balance Sheet;

(iv) any and all other Assets owned and used or held for use immediately prior to the Separation Date by Partnership or any of its Subsidiaries (other than the Pasadena Entities) exclusively in the Pasadena Business, including any account or trade receivables, inventory, property, plant and equipment, prepaid expenses and other Assets associated with ammonium sulfate production by the Pasadena Business, whether or not reflected as Assets of Pasadena Holdings or its Subsidiaries on the Pasadena Balance Sheet; and

(v) the National Federal Flood Policies related solely to the Pasadena Facility.

Notwithstanding the foregoing, the Transferred Assets shall not, in any event, include the Partnership Assets referred to in Section 2.2(b)(i) and Section 2.2(b)(ii).

(b) For the purposes of this Agreement, “Partnership Assets” means (without duplication):

(i) all Assets that are specifically provided pursuant to the express terms of this Agreement as Assets to be transferred to the Partnership or any other Partnership Group member;

(ii) the Partnership Accounts; and

(iii) any and all Assets of the Partnership or its Subsidiaries that are not Transferred Assets pursuant to Section 2.2(a).

2.3 Assumed Liabilities.

(a) For the purposes of this Agreement, “Assumed Liabilities” means (without duplication):

(i) all Liabilities, including any Environmental Liabilities, Taxes and any Liability relating to any Company Plan (as defined in the Purchase Agreement) in effect on the Separation Date or any employee or independent contractor to the extent relating to:

(A) the operation or ownership of the Pasadena Business, as conducted at any time prior to, on or after the Separation Date, including any Liability to the extent relating to, arising out of or resulting from (i) any strict liability under or violation of Environmental Law with respect to any Transferred Assets; (ii) a Release of Hazardous Materials to, on or under any Transferred Assets (including Releases that migrate from Transferred Assets to, on or under other properties, or vice versa); or (iii) any Liabilities related to Hazardous Materials generated at, transported from or disposed of by any Pasadena Business, including any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority;

(B) any Transferred Assets;

in any such case, whether arising on, before or after the Separation Date;

(ii) any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Pasadena Holdings or any Pasadena Group member including the Assumed Actions, and all agreements, obligations and Liabilities of any Pasadena Group member under this Agreement or any of the Ancillary Agreements;

(iii) all Liabilities reflected as liabilities or obligations of Pasadena Holdings or its Subsidiaries on the Pasadena Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Pasadena Balance Sheet; and

(iv) all Liabilities arising out of claims made by the respective directors, officers, unitholders, employees, agents, managers, Subsidiaries or Affiliates of either Group against any member of either Group relating to, arising out of or resulting from the Pasadena Business or the other businesses, operations, activities or Liabilities referred to in clauses (i) through (iii) above, inclusive; and

(v) any Liability relating to any phantom unit award agreement by and between the Partnership and any employee or independent contractor of the Pasadena Group, including any such Liability arising out of claims by any such individual and excluding the Phantom Unit Payments (as defined in the Purchase Agreement).

Notwithstanding the foregoing, the Assumed Liabilities shall not include any Partnership Liabilities.

(b) For the purposes of this Agreement, “Partnership Liabilities” means (without duplication): (1) all Liabilities of Partnership and its Subsidiaries other than Assumed Liabilities; (2) all other Liabilities that are expressly stated in this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Partnership or any other Partnership Group member; and (3) all agreements and obligations of any Partnership Group member under this Agreement or any of the Ancillary Agreements.

2.4 Approvals and Notifications.

(a) To the extent that the transfer or assignment of any Asset, the assumption of any Liability or the Separation requires any Approvals or Notifications, the Parties will endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement (including in Section 2.4(f)) or any of the Ancillary Agreements or as otherwise agreed between the applicable Parties), neither Partnership or Partnership GP, on the one hand, nor Pasadena Holdings, on the other hand, shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to a Group of any Assets or assumption by a Group of any Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation that have not been obtained or made by the Separation Date, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the applicable Group of such Assets or the assumption by the applicable Group of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, (i) any such Assets that are Transferred Assets and any such Liabilities that are Assumed Liabilities shall continue to constitute Transferred Assets and Assumed Liabilities for all other purposes of this Agreement; and (ii) any such Assets that are Partnership Assets and any such Liabilities that are Partnership Liabilities shall continue to be Partnership Assets and Partnership Liabilities for all other purposes of this Agreement.

(c) If any transfer or assignment of any Asset or any assumption of any Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Separation Date, whether as a result of the provisions of Section 2.4(b) or for any other reason, then, insofar as reasonably possible, the Group member retaining such Asset or such Liability, as the case may be, shall thereafter hold such Asset or Liability, as the case may be, for the use, benefit and/or burden of the applicable Group member entitled thereto (at the expense and for the account of the Group member entitled thereto). In addition, the Group member retaining such Asset or such Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Group member to whom such Asset is to be transferred or assigned, or which will assume such Liability, as the case may be, in order to place such Group member in a substantially similar position as if such Asset or Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Date to the applicable Group.

(d) If the transfer or assignment of any Asset or the assumption of any Liability not intended to be transferred, assigned or assumed hereunder, as the case may be, is consummated on or prior to the Separation Date, then, insofar as reasonably possible, the Group member holding or owning such Asset or such Liability, as the case may be, shall thereafter hold such Asset or Liability, as the case may be, for the use, benefit and/or burden of the Group member entitled thereto (at the expense of the Group member entitled thereto). In addition, the Group member retaining such Asset or such Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Group member to whom such Asset is to be transferred or assigned, or which will assume such Liability, as the case may be, in order to place such Group member in a substantially similar position as if such Asset or Liability had not been so transferred, assigned or assumed and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Date to the applicable Group. In addition, the Parties shall use their commercially reasonable efforts to promptly transfer or convey such Asset back to the transferring or conveying Party or to rescind any acceptance or assumption of such Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.4(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.

(e) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Asset or the deferral of assumption of any Liability pursuant to Section 2.4(b) are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Asset or the assumption of any Liability or for the transfer or assignment of any Asset or the assumption of any Liability, have been removed, the transfer or assignment of the applicable Asset or the assumption of the applicable Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(f) Except as otherwise agreed between the Parties, any Group member holding, owning or retaining any Asset or Liability for the use, benefit and/or burden of another Group member entitled thereto (whether as a result of the provisions above or for any other reason), shall not be obligated, in order to effect the transfer of such Asset or Liability to the Group member entitled thereto, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Group member entitled thereto, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Group member entitled to such Asset or Liability.

2.5 Novation of Assumed Liabilities.

(a) Each of Partnership and Partnership GP, on the one hand, and Pasadena Holdings, on the other hand, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any Pasadena Group member, so that, in any such case, the Pasadena Group members will be solely responsible for the Assumed Liabilities; provided, however, that neither Partnership nor Pasadena Holdings shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Partnership and Partnership GP, on the one hand, or Pasadena Holdings, on the other hand, are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable Partnership Group member continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Pasadena Liability”), Pasadena Holdings shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such Partnership Group member, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such Partnership Group member that constitute Unreleased Pasadena Liabilities from and after the Separation Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any Partnership Group member. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Pasadena Liabilities shall otherwise become assignable or able to be novated, Partnership shall promptly assign, or cause to be assigned, and Pasadena Holdings or the applicable Pasadena Group member shall assume, such Unreleased Pasadena Liabilities without exchange of further consideration.

2.6 Novation of Partnership Liabilities.

(a) Each of Partnership and Partnership GP, on the one hand, and Pasadena Holdings, on the other hand, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Partnership Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any Partnership Group member, so that, in any such case, the Partnership Group members will be solely responsible for such Partnership Liabilities; provided, however, that neither Partnership nor Pasadena Holdings shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Partnership and Partnership GP, on the one hand, or Pasadena Holdings, on the other hand, are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable Pasadena Group member continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Partnership Liability”), Partnership shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such Pasadena Group member, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such Pasadena Group member that constitute Unreleased Partnership Liabilities from and after the Separation Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any Pasadena Group member. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Partnership Liabilities shall otherwise become assignable or able to be novated, Pasadena Holdings shall promptly assign, or cause to be assigned, and Partnership or the applicable Partnership Group member shall assume, such Unreleased Partnership Liabilities without exchange of further consideration.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of this Agreement, Pasadena Holdings and each Pasadena Group member, on the one hand, and Partnership and each Partnership Group member, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Pasadena Holdings and/or any Pasadena Group member and/or any entity that shall be a Pasadena Group member as of the Separation Date, on the one hand, and Partnership and/or any Partnership Group member (other than entities that shall be Pasadena Group members as of the Separation Date), on the other hand, effective as of the Separation Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups) and the Purchase Agreement (and the agreements or instruments expressly contemplated thereby to be entered into by any of the Parties or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and the members of their respective Groups is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Assets or Liabilities, they shall be assigned pursuant to Section 2.1); and (iii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly states will survive the Separation Date.

2.8 Bank Accounts.

(a) The Parties shall continue to utilize their existing centralized cash management process pursuant to which (i) the bank and brokerage accounts owned by Pasadena Holdings or any other Pasadena Group member (collectively, the “Pasadena Accounts”) are managed centrally and funds collected transferred into one or more centralized accounts maintained by a Pasadena Group Member; (ii) bank or brokerage accounts owned by Partnership or any other Partnership Group member (collectively, the “Partnership Accounts”) are managed centrally and funds collected transferred into one or more centralized accounts maintained by a Partnership Group Member and (iii) such Pasadena Accounts and Partnership Accounts are de-linked and held separate for all purposes.

(b) With respect to any outstanding payments initiated by any Party, or any of their respective Subsidiaries prior to the Separation Date, such outstanding payments shall be honored following the Separation by the Person or Group owning the account from which the payment was initiated.

(c) As between Partnership and Partnership GP, on the one hand, and Pasadena Holdings, on the other hand (and the members of their respective Groups), all payments made and reimbursements received after the Separation by any Party (or member of its Group) that relate to a business, Asset or Liability of the other Party or Parties (or member of its Group), shall be held by such Party for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto). Each of Partnership and Partnership GP, on the one hand, and Pasadena Holdings, on the other hand, shall maintain an accounting of any such payments and reimbursements, and the Parties shall have a monthly reconciliation, whereby all such payments made and reimbursements received by each Party are calculated and the net amount owed to Partnership and Partnership GP, on the one hand, or Pasadena Holdings, on the other hand, shall be paid over with right of set-off. If at any time the net amount owed to either Party exceeds $1,000,000, an interim payment of such net amount owed shall be made to the Party entitled thereto within three (3) business days of such amount exceeding $1,000,000. Notwithstanding the foregoing, no Party shall act as collection agent for the other Party, nor shall any Party act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

2.9 Disclaimer of Representations and Warranties. EACH OF PARTNERSHIP AND PARTNERSHIP GP (ON BEHALF OF THEMSELVES AND EACH PARTNERSHIP GROUP MEMBER) AND PASADENA HOLDINGS (ON BEHALF OF ITSELF AND EACH PASADENA GROUP MEMBER) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR RETAINED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF, AND IN ENTERING INTO THIS AGREEMENT, EACH OF PARTNERSHIP AND PARTNERSHIP GP (ON BEHALF OF THEMSELVES AND EACH PARTNERSHIP GROUP MEMBER) AND PASADENA HOLDINGS (ON BEHALF OF ITSELF AND EACH PASADENA GROUP MEMBER) ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, INCLUDING ENVIRONMENTAL LAWS, OR JUDGMENTS ARE NOT COMPLIED WITH. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTNERSHIP NOR PARTNERSHIP GP MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PASADENA ASSETS.

ARTICLE III.

DISPUTE RESOLUTION

3.1 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements), including the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article III, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article III.

(b) Any Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (the “AAA Commercial Arbitration Rules”).

(c) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of this Section 3.1, either Party may seek any emergency measures of protection or interim relief (i) before any Delaware federal or state court, (ii) before an emergency arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitrator established hereunder.

(d) Unless otherwise agreed by the Parties, any Dispute to be decided in arbitration hereunder shall be decided by a single arbitrator appointed pursuant to the AAA Commercial Arbitration Rules.

(e) The place of arbitration shall be Wilmington, Delaware or in such other location as shall be agreed to by Pasadena Holdings and the Partnership. The final hearing(s) in such arbitration shall take place within twelve (12) months of the date of appointment of the arbitrator, unless the Parties agree otherwise in writing.

(f) The arbitrator will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator will not award any relief not specifically requested by the Parties and, in any event, will not award special damages. Upon constitution of the arbitrator following any grant of interim relief by a special arbitrator or court pursuant to Section 3.1(c), the tribunal may affirm or disaffirm that relief, and the Parties will take such measures that are necessary to execute the tribunal’s decision.

(g) So long as either Party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 3.1 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(h) Any award of the arbitrator shall state reasons and shall be conclusive and binding upon the Parties. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(i) Each Party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the arbitrator, provided, that the arbitrator may award the prevailing Party its reasonable fees and expenses (including attorneys’ fees), including such reasonable fees and expenses for any Disputes relating to the Parties’ rights and obligations for indemnification under this Agreement, if it finds that there was no good faith basis for the position taken by the other Party in the arbitration.

3.2 Confidentiality. Except as may be required by Law or to enforce an award, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties.

ARTICLE IV.

MUTUAL RELEASES; INDEMNIFICATION

4.1 Regardless of Fault. IN THIS ARTICLE IV, THE PHRASE “REGARDLESS OF FAULT” MEANS WITH RESPECT TO ANY INDEMNITY OR RELEASE PROVISION THAT THE INDEMNITY OR RELEASE IS BEING GIVEN WITHOUT REGARD TO THE FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED AND THAT THE INDEMNITY OR RELEASE WILL BE ENFORCEABLE EVEN IF THE LIABILITY BEING RELEASED OR INDEMNIFIED AGAINST WAS CAUSED BY THE NEGLIGENCE (OF ANY DEGREE OR CHARACTER), STRICT LIABILITY, BREACH OF DUTY OR ANY OTHER FAULT ON THE PART OF THE PARTY OR PERSON BEING RELEASED OR INDEMNIFIED.

4.2 Intention of Parties. IT IS THE INTENTION OF THE PARTIES THAT THE INDEMNITIES AND RELEASES IN THIS ARTICLE IV COMPLY WITH BOTH THE EXPRESS NEGLIGENCE DOCTRINE AND THE CLEAR AND CONSPICUOUS RULE AND THAT WHEREVER “REGARDLESS OF FAULT” APPEARS IN ARTICLE IV, THE DEFINITION SET OUT IN SECTION 4.1 IS INCORPORATED AS THOUGH FULLY SET OUT THEREIN.

4.3 Release of Pre-Separation Claims.

(a) Except as provided in Section 4.(c), effective as of the Separation Date, Pasadena Holdings does hereby, for itself and each other Pasadena Group member, their respective Affiliates (other than any Partnership Group member), successors and assigns, and all Persons who at any time prior to the Separation Date have been directors, officers, agents, managers, or employees of any Pasadena Group member (in each case, in their respective capacities as such), release and forever discharge REGARDLESS OF FAULT Partnership and the Partnership Group members, their respective controlled Affiliates (other than any Pasadena Group member), successors and assigns, and all Persons who at any time prior to the Separation Date have been unitholders, directors, officers, agents, managers or employees of any Partnership Group member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, including from fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the Separation and all other activities to implement the Separation; provided, however, that with respect to unitholders, directors, officers, agents, managers, or employees of any Partnership Group member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, such release and discharge shall not apply to the extent any such Person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s or party’s conduct was unlawful.

(b) Except as provided in Section 4.3(c), effective as of the Separation Date, Partnership does hereby, for itself and each other Partnership Group member, their respective Affiliates (other than any Pasadena Group member), successors and assigns, and all Persons who at any time prior to the Separation Date have been directors, officers, agents, managers, or employees of any Partnership Group member (in each case, in their respective capacities as such), release and forever discharge REGARDLESS OF FAULT Pasadena Holdings, the Pasadena Group members, their respective controlled Affiliates (other than any Partnership Group member), successors and assigns, and all Persons who at any time prior to the Separation Date have been unitholders, directors, officers, agents, managers, or employees of any Pasadena Group member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, including from fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation; provided, however, that with respect to unitholders, directors, officers, agents, managers, or employees of any Pasadena Group member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, such release and discharge shall not apply to the extent any such person or party acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s or party’s conduct was unlawful.

(c) Nothing contained in Section 4.3(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreement, arrangements, commitments or understandings that are specified in Section 2.7(b) as not to be terminated as of the Separation Date, in each case in accordance with its terms. Nothing contained in Section 4.3(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any Partnership Group members or the Pasadena Group that is specified in Section 2.7(b) as not to terminate as of the Separation Date, or any other Liability specified in such Section 2.7(b) as not to terminate as of the Separation Date;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the agreed upon purchase price or fee due arising out of the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Date;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the other appropriate provisions of this Agreement and the other Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Third Parties other than a Person released pursuant to this Section 4.3; provided, however, that the Parties agree not to bring or allow their respective Subsidiaries to bring suit or other Action against any other Party or any of their respective past, present or future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, with respect to any such Liability.

In addition, nothing contained in Section 4.3(a) shall release Partnership or Partnership GP from honoring its obligations in effect immediately prior to the Separation to indemnify any director, officer or employee of a Pasadena Group member who was a director, officer or employee of a Partnership Group member on or prior to the Separation Date, to the extent such director, officer or employee becomes a named defendant in any Action covered by such indemnity obligations; it being understood that, if the underlying obligation giving rise to such Action is a Pasadena Liability, Pasadena Holdings shall indemnify Partnership and Partnership GP for such Liability (including Partnership’s and Partnership GP’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) Pasadena Holdings covenants that it will not make, and will not permit any Pasadena Group member to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Partnership or any Partnership Group member, or any other Person released pursuant to Section 4.3(a), with respect to any Liabilities released pursuant to Section 4.3(a). Partnership and Partnership GP covenant that they will not make, and will not permit any Partnership Group member to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Pasadena Holdings or any Pasadena Group member, or any other Person released pursuant to Section 4.3(b), with respect to any Liabilities released pursuant to Section 4.3(b).

(e) It is the intent of each of Partnership and Partnership GP, on the one hand, and Pasadena Holdings, on the other hand, by virtue of the provisions of this Section 4.3, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Date, between or among Partnership or any member of the Partnership Group, on the one hand, and Pasadena Holdings or any member of the Pasadena Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Date), except as set forth in Section 4.3(c) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the Partnership or Partnership GP, on the one hand, or Pasadena Holdings, on the other hand, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

(f) Any breach of the provisions of this Section 4.3 by either Partnership or Partnership GP, on the one hand, or Pasadena Holdings, on the other hand, shall entitle the other Parties to recover reasonable fees and expenses of counsel in connection with such breach or any action resulting from such breach.

4.4 Indemnification by Pasadena Holdings. Subject to Section 4.6, Pasadena Holdings shall REGARDLESS OF FAULT indemnify, defend and hold harmless Partnership, each Partnership Group member and each of their respective past, present and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Partnership Indemnitees”), from and against any and all Liabilities of the Partnership Indemnitees arising out of or resulting from any of the following items (without duplication):

(a) any Partnership Third-Party Claim to the extent arising out of or resulting from any of the following items:

(i) the failure of Pasadena Holdings or any other Pasadena Group member or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities or Assigned Pasadena Contracts in accordance with its respective terms, whether prior to or after the Separation Date;

(ii) any Assumed Liabilities;

(iii) any representation or other warranty (including any warranty of title) or indemnity from or made by the Partnership Group contained in any deed, agreement or other document constituting or relating to the Transferred Assets or the Pasadena Business, including any conveyancing instrument whereby any of the Pasadena Assets were conveyed, assigned or transferred to a Pasadena Group member (whether in connection with the Separation or a transaction not related to the Separation);

(iv) any Action relating to the Pasadena Business from which Pasadena Holdings is unable to cause any Partnership Group party to be removed pursuant to Section 4.8(d), but only to the extent relating to the Pasadena Business;

(v) any guarantee, indemnification obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any Pasadena Group member by a Partnership Group member that survives following the Separation Date; and

(vi) any and all Taxes attributable to the transfer of the Transferred Assets; and

(b) any breach by Pasadena Holdings or any Pasadena Group member of this Agreement or any of the other Ancillary Agreements.

4.5 Indemnification by Partnership. Subject to Section 4.6, Partnership shall REGARDLESS OF FAULT indemnify, defend and hold harmless Pasadena Holdings, each Pasadena Group member and each of their respective past, present and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Pasadena Indemnitees”), from and against any and all Liabilities of the Pasadena Indemnitees arising out of or resulting from any of the following items (without duplication):

(a) any Pasadena Third-Party Claim to the extent arising out of or resulting from any of the following items:

(i) the failure of Partnership or any other Partnership Group member or any other Person to pay, perform or otherwise promptly discharge any Partnership Liabilities or Partnership Contracts, whether prior to or after the Separation Date;

(ii) any Partnership Liabilities;

(iii) any representation or other warranty (including any warranty of title) or indemnity from or made by the Pasadena Group contained in any deed, agreement or other document constituting or relating to the Partnership Assets or the Partnership Business, including any conveyancing instrument whereby any of the Partnership Assets were conveyed, assigned or transferred to a Partnership Group member (whether in connection with the Separation or a transaction not related to the Separation); and

(iv) any Action relating to the Partnership Business from which Partnership is unable to cause a Pasadena Group party to be removed pursuant to Section 5.8(d) (but only to the extent relating to the Partnership Business); and

(b) any breach by Partnership or any Partnership Group member of this Agreement or any of the Ancillary Agreements.

4.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV ultimately will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, the Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Party (an “Indemnifying Party”) has paid to or on behalf of any Person entitled to indemnification or reimbursement hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received minus any costs or expenses incurred by the Indemnitee in recovering such payment over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility therefor, or have any subrogation rights with respect thereto, as a consequence of the indemnification rights under this Agreement, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Each member of the Partnership Group and Pasadena Group shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article IV; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) For all claims as to which indemnification is provided under Section 4.4 or Section 4.5 other than Third-Party Claims (as to which Section 4.7 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

4.7 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive written notice of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.4 or 4.5, or any other Section of this Agreement or any other Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.7(a).

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim; provided, however, that an Indemnifying Party shall not be entitled to elect to defend any Third-Party Claim that potentially includes Liabilities for which the Indemnitee will not be indemnified hereunder unless either the Indemnitee consents to the Indemnifying Party assuming such defense or the Indemnifying Party agrees to assume such defense and indemnify without reservation or exception. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 4.7(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions if the Indemnitee has consented to the Indemnifying Party assuming the defense notwithstanding such reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in Section 4.7(c).

(c) If the Indemnifying Party has elected (and is permitted hereunder) to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel (plus reasonably required local counsel) for all Indemnitees shall be the expense of such Indemnitees, but shall be promptly reimbursed by the Indemnifying Party.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 4.7(b), the Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), or (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, files a petition in bankruptcy or insolvency (or has filed against it a petition in bankruptcy or insolvency), is declared bankrupt or insolvent or declares that it is bankrupt or insolvent.

(e) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.7(b), or if an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 4.7(d), the Indemnifying Party shall bear, and reimburse promptly, all of the Indemnitee’s reasonable costs and expenses incurred in defending such Third-Party Claim.

(f) If, pursuant to Section 4.7(d) or for any other reason, the Indemnifying Party is not defending a Third-Party Claim for which indemnification is provided under this Agreement, the Indemnifying Party shall have the right, at its own expense, to monitor reasonably the defense of such Third-Party Claim; provided, that such monitoring activity shall not interfere in any material respect with the conduct of such defense.

(g) If an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 4.7(d), such Indemnitee may not settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(h) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

4.8 Additional Matters.

(a) THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE IV SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE AND (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER.

(b) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the other Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action for which indemnification is sought pursuant to Section 4.4 or 4.5 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, that if a Party has recovered any Losses from the other Party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses pursuant to any other provision of this Agreement or any Ancillary Agreement.

4.10 Survival of Indemnitees. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

4.11 No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article IV are made only for purposes of allocating responsibility for Liabilities between the Partnership Group, on the one hand, and the Pasadena Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any Third Parties.

4.12 No Cross-Claims or Third-Party Claims. Each of the Parties agrees that it shall not, and shall not permit any of its respective Subsidiaries or controlled Affiliates to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any Partnership Group member or Pasadena Group member, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Separation Date), or the construction, interpretation, enforceability or validity hereof, other than as contemplated by this Article IV.

4.13 Severability. If any indemnification provided for in this Article IV is determined by any arbitrator with authority to make such determination under this Article IV or by a Delaware federal or state court to be invalid, void or unenforceable, to the maximum extent permitted by Law, the Liability shall be apportioned between the Indemnitee and the Indemnifying Party in accordance with this Article IV.

ARTICLE V.

INSURANCE MATTERS

5.1 Insurance Matters. Pasadena Holdings shall cooperate with Partnership and share such Information at Pasadena Holdings’ cost as is reasonably necessary in order to permit Partnership to manage and conduct its insurance matters as it deems appropriate. Each of Partnership and Partnership GP, on the one hand, and Pasadena Holdings, on the other hand shall provide the other with reasonable access to records and information relating to the insurance claims, as may be reasonably requested by such Party and/or its insurers from time to time.

ARTICLE VI.

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information. Subject to Section 6.7 and any other applicable confidentiality obligations, each of Partnership, on the one hand, and Pasadena Holdings, on the other hand, on behalf of their respective Group, agrees to provide, or cause to be provided, to the other Group, at any time on, before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs (a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (b) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, in each case other than claims or allegations that one Party has against the other, or (c) subject to the foregoing clause (b), to comply with its obligations under this Agreement or any other Ancillary Agreement; provided, however, that, in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any privilege otherwise available under applicable Law, including the attorney-client privilege, work product, joint defense, common interest or other applicable privilege (each, a “Privilege”) the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, and shall only provide that portion of the Information that is mandatorily required by the requesting agency.

6.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 or Section 6.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information (including internal costs for time devoted by employees for creating, gathering and copying such Information), to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Separation Date, the Parties agree to use their commercially reasonable efforts to retain all Information relating to the other Party or its business, Assets or Liabilities in their respective possession or control on the Separation Date. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which another Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period established in such Party’s standard document retention policies without first notifying the other Parties of the proposed destruction and giving the other Parties the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

6.5 Production of Witnesses; Records; Cooperation. After the Separation Date, except in the case of an adversarial Action by one Party against another Party, each Party shall use its commercially reasonable efforts to make available to the other Parties, upon written request, the former, current and future directors, officers, employees, managers, other personnel and agents of the members of its respective Group as witnesses and any Records (unless the provision of any Record would result in the waiver of any applicable Privilege) or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, managers, other personnel and agents) or Records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith, except to the extent such costs and expenses are covered by indemnification under Section 4.4 or Section 4.5. Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

6.6 Confidentiality.

(a) Subject to Section 6.7, until the five (5)-year anniversary of the Separation Date, each of Pasadena Holdings and Partnership (the “Receiving Party”), on behalf of itself and each of its Group members, agrees to hold, and to cause their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information, all Information that is owned by the other Party (the “Disclosing Party”) or its Group and that is either in its possession or furnished by the Disclosing Party or its Group or its Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise (such Information, “Confidential Information”), and shall not use such Confidential Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, “Confidential Information” shall not include Information that has been (i) in the public domain through no fault of the Receiving Party or any of its Group members or any of their respective Representatives, as applicable, (ii) later lawfully acquired from other sources by the Receiving Party (or any of its Group members) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the Disclosing Party or its Group.

(b) Each Receiving Party, on behalf of itself and each of its Group members, agrees not to release or disclose, or permit to be released or disclosed, any such Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 6.7. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, except as provided in Section 6.4, the Receiving Party will promptly after request of the Disclosing Party either return to the Disclosing Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the Disclosing Party that it has destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that the Receiving Party shall not be required to destroy or return any such Confidential Information to the extent that (i) the Receiving Party or any of its Group members is required to retain such Confidential Information in order to comply with any applicable Law, (ii) such Confidential Information has been backed up electronically pursuant to the Receiving Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Receiving Party’s or any of its Group member’s files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

6.7 Protective Arrangements. If the Receiving Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any such Confidential Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide such Confidential Information of the Disclosing Party (or any of its Group members) that is subject to the confidentiality provisions hereof, the Receiving Party shall use commercially reasonable efforts to notify the Disclosing Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements requested by the Disclosing Party. Subject to the foregoing, the Receiving Party may thereafter disclose or provide such Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VII.

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its commercially reasonable efforts, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Separation Date, each Party hereto shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Assets and the assignment and assumption of the Liabilities and the other transactions contemplated hereby and thereby.

7.2 Performance. Partnership and Partnership GP will cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any Partnership Group member. Pasadena Holdings will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any Pasadena Group member.

7.3 Conflicts with and between Ancillary Agreements. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between this Agreement or any Ancillary Agreement in relation to any matters addressed by this Agreement, this Agreement shall prevail.

7.4 Attorney Client Privilege. Pasadena Holdings agrees that, in the event of any Dispute or other litigation, dispute, controversy or claim between Partnership or a Partnership Group member, on the one hand, and Pasadena Holdings or a Pasadena Group member, on the other hand, Pasadena Holdings will not, and will cause the members of its Group not to, seek any waiver of any applicable Privilege with respect to any oral or written communications relating to advice given prior to the Separation Date by counsel to Partnership or Partnership GP or any Person that was a Subsidiary of Partnership of Partnership GP prior to the Separation Date, regardless of any argument that such advice may have affected the interests of the Parties. Moreover, Pasadena Holdings will, and will cause the members of its Group to, honor any such applicable Privilege between Partnership and the members of its Group and its or their counsel, and will not assert that Partnership or a member of its Group has waived, relinquished or otherwise lost such Privilege. For the avoidance of doubt, in the event of any litigation, dispute, controversy or claim between Partnership or a member of its Group, on the one hand, and a Third-Party other than a Pasadena Group member, on the other hand, Partnership shall retain the right to assert any applicable Privilege with respect to any communications relating to advice given prior to the Separation Date by counsel to Partnership or Partnership GP or any Person that was a Subsidiary of Partnership or Partnership GP prior to the Separation Date (it being understood, for the avoidance of doubt, that nothing in this Section 7.4 shall prevent Pasadena Holdings from asserting any applicable Privilege with respect to the matters discussed herein in the event such Privilege is not waived by Partnership).

7.5 Tax Matters.

(a) Tax Cooperation. The Parties shall cooperate as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any Tax proceeding with respect to Taxes imposed on or with respect to the operations or activities of the Partnership Group and the Pasadena Group. Such cooperation shall include the retention and (upon such other Party’s request) the provision of records and Information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional Information and explanation of any material provided hereunder.

(b) Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Separation Date) as either a contribution by Partnership to Pasadena Holdings or a distribution by Pasadena Holdings to Partnership, as the case may be, occurring immediately prior to the Separation Date or as a payment of an Assumed Liability or a Partnership Liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

ARTICLE VIII.

MISCELLANEOUS

8.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Partnership represents on behalf of itself and each other Partnership Group member, and Pasadena Holdings represents on behalf of itself and each other Pasadena Group member, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

8.2 Governing Law; Waiver of Trial by Jury.

(a) This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

8.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

8.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement or any Ancillary Agreement of any Partnership Indemnitee or Pasadena Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder or thereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third-Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

8.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile or electronic transmission with receipt confirmed, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

If to Partnership or Partnership GP, to:

CVR GP, LLC

10 East Cambridge Circle Drive, Suite 250

Kansas City, Kansas 66103

Attention: General Counsel

Facsimile: (913) 982-0976

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd and E. Ramey Layne

Facsimile: (713) 615-5660

If to Pasadena Holdings, to:

Pasadena Commodities International, LLC

2001 Jackson Road

Pasadena, TX 77506

Attention: Chief Executive Officer

Facsimile: (914) 762-8001

with a copy (which shall not constitute notice) to:

Exall & Wood, PLLC

3838 Oak Lawn Ave., Suite 1750

Dallas, TX 75219

Attention: Allison Exall and Christine A. Hathaway

Facsimile: (469) 619-6317

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

8.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.7 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement, other than a delay or failure to make a payment, results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

8.8 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by the Party incurring such fees, costs or expenses.

8.9 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2% but in no event higher than the highest rate permitted by applicable Law.

8.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

8.11 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and shall remain in full force and effect.

8.12 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party. No failure or delay by any Party (or the applicable member of its Group) in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

8.13 Specific Performance. Subject to the provisions of Article III, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

8.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

8.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”; (e) the word “or” shall not be exclusive; and (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof. Nothing contained herein shall be interpreted or construed against the drafter(s) of these agreements. Both Parties had full and fair opportunity to contribute to the drafting of this Agreement.

8.16 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OTHER THAN THE FOLLOWING PROVISO, NEITHER PASADENA HOLDINGS OR ITS AFFILIATES, ON THE ONE HAND, NOR PARTNERSHIP, PARTNERSHIP GP OR THEIR RESPECTIVE AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE, LOSS OF PROFIT OR SIMILAR DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, THAT THE AFORESAID LIMITATION ON DAMAGES SHALL NOT APPLY TO ANY SUCH DAMAGES THAT ARE OWED PURSUANT TO A THIRD-PARTY CLAIM FOR WHICH INDEMNIFICATION IS REQUIRED UNDER ARTICLE IV.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

RENTECH NITROGEN PARTNERS, L.P.

By: Rentech Nitrogen GP, LLC, its general partner

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Senior Vice President, General Counsel and Secretary

RENTECH NITROGEN GP, LLC

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Senior Vice President, General Counsel and Secretary

RENTECH NITROGEN PASADENA HOLDINGS, LLC

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Vice President and Secretary

Signature Page to Separation Agreement

SCHEDULE 1.1

PASADENA BALANCE SHEET